As filed with the Securities and Exchange Commission on November 2, 2015.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STERIS plc

(Exact name of registrant as specified in its charter)

England and Wales	98-1203539
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Chancery House

190 Waterside Road, Hamilton Industrial Park

Leicester LE5 1QZ

United Kingdom

(Address of Principal Executive Offices) (Zip Code)

STERIS plc 2006 Long-Term Equity Incentive Plan, Assumed as Amended and Restated

(Full title of the plan)

J. Adam Zangerle

Vice President, General Counsel, and Secretary

STERIS plc

5960 Heisley Road

Mentor, Ohio 44060-1868

(440) 354-2600

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Ordinary Shares, par value £0.10 per share	4,971,404(2)	$66.83	$332,238,930	$33,457

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of ordinary shares, par value £0.10 per share (“Ordinary Shares”) of STERIS plc (the “Registrant” or the “Company”), registered hereunder includes an indeterminable number of additional Ordinary Shares that may become issuable pursuant to the STERIS plc 2006 Long-Term Equity Incentive Plan, Assumed as Amended and Restated (as further amended from time to time, the “Plan”) to prevent dilution resulting from stock splits, stock dividends, or similar transactions.
(2)	Represents Ordinary Shares issuable under (a) outstanding stock options, restricted stock unit awards, career restricted stock unit awards, and restricted share awards previously granted under the Plan, which were assumed by the Registrant in connection with the business combination of STERIS Corporation (“STERIS”) and Synergy Health plc (the “Combination”) on November 2, 2015, pursuant to which STERIS became a wholly owned subsidiary of the Registrant and (b) awards granted pursuant to the Plan after the Combination.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low sales price of the common stock, no par value, of the Company’s predecessor, STERIS, as reported on the New York Stock Exchange on October 26, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of the Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the holders as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant and its predecessor, STERIS, are hereby incorporated in this Registration Statement by reference:

1.	STERIS’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015, filed with the Commission on May 27, 2015 (the “Annual Report”);

2.	All other reports filed by STERIS or the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report; and

3.	The description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission pursuant to Section 12 of the Exchange Act on October 30, 2015 and any amendments or reports filed for the purposes of updating such description.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is a public limited company incorporated under the law of England and Wales. Chapter 7 of Part 10 of the U.K. Companies Act 2006, as amended (the “Companies Act”) contains provisions protecting directors from liability. All statutory references in this Item 20 are to the Companies Act.

Section 232(1) makes void any provision that purports to exempt a director of a company from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company.

Section 232(2) makes similar provisions in respect of indemnities provided for a director, discussed more fully below:

(a) liability insurance within Section 233; and

(b) qualifying third-party indemnity provisions falling within Section 234.

Section 233 permits liability insurance, commonly known as directors’ and officers’ liability insurance, purchased and maintained by a company against liability for negligence, default, breach of duty or breach of trust in relation to the company.

Section 234 allows for the Company to provide an indemnity against liability incurred by a director to someone other than the Company or an associated company. Such an indemnity does not permit indemnification against liability to pay criminal fines or civil penalties to a regulatory authority or the costs of an unsuccessful defense of criminal or civil proceedings or application for relief under Sections 661 (power of court to grant relief in case of acquisition of shares by innocent nominee) or 1157 (general power of court to grant relief in case of honest and reasonable conduct) of the Companies Act.

Any indemnity provided under Section 234 must be disclosed in the company’s annual report in accordance with Section 236 and copies of such indemnification provisions made available for inspection in accordance with Section 237 (and every member has a right to inspect and request such copies under Section 238).

Conduct of a director amounting to negligence, default, breach of duty or breach of trust in relation to the company can be ratified, in accordance with Section 239, by a resolution of the members of the company, disregarding the votes of the director (if a member) and any connected member.

To the extent permitted by the Companies Act (as amended from time to time) and without prejudice to any indemnity to which any person may otherwise be entitled, the articles of association of the Company provide for indemnification to the fullest extent permitted under law. Under the Company articles of association, any expansion of the protection afforded to every director or other officer of the Company (other than any person (whether an officer or not) engaged by the Company as an auditor) by the Companies Act will automatically extend to the Company’s directors or other officers of the Company (other than any person (whether an officer or not) engaged by the Company as an auditor).

Where a person is indemnified against any liability in accordance with this Item 20, such indemnity shall extend, to the extent permitted by the Companies Act, to all costs, charges, losses, expenses and liabilities incurred by him in relation thereto.

In addition, to the fullest extent permitted by law and without prejudice to any other indemnity to which the director may otherwise be entitled, the Company will enter into deeds of indemnity with its directors and officers. Under the deeds of indemnity, the Company will indemnify its directors and officers to the fullest extent permitted or authorized by the Companies Act, as it may from time to time be amended, or by any other statutory provisions authorizing or permitting such indemnification.

The directors of the Company will, to the fullest extent permitted by law, also be entitled to coverage pursuant to STERIS’s current directors’ and officers’ liability insurance.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated by reference herein.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, England, on this 2nd day of November, 2015.

STERIS plc

By:	/s/ Michael J. Tokich
Michael J. Tokich
Senior Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on November 2, 2015.

Signatures	Title

/s/ Walter M. Rosebrough Walter M. Rosebrough, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Michael J. Tokich Michael J. Tokich	Senior Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial Officer and Accounting Officer)

Exhibit Index

Exhibit Number	Description

4.1	Articles of Association of STERIS plc (included as Annex D to the proxy statement/prospectus forming a part of the Registration Statement on Form S-4 filed by the Registrant with the Commission (Commission File No. 333-200598) and incorporated herein by reference).

4.2	STERIS plc 2006 Long-Term Equity Incentive Plan, Assumed as Amended and Restated.

5.1	Opinion of Jones Day as to the validity of the securities being registered.

15.1	Letter Regarding Unaudited Financial Information.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Jones Day (included in Exhibit 5.1).